Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements (File No. 333-218183, File No. 333-215402, File No. 333-207751, File No. 333-207749, File No. 333-201209, File No. 333-201208 and File No. 333-201207) on Forms S-8, and (File No. 333-210687) on Form S-3 of National Commerce Corporation of our report dated September 29, 2017 with respect to the consolidated financial statements of Private Bancshares, Inc. and subsidiary, appearing in this Current Report on Form 8-K filed by National Commerce Corporation on October 4, 2017.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

October 4, 2017